Exhibit 10.18

NGL Performance Unit Program

NGL has created a Performance Unit Program to reward senior management for total unit return, over a rolling three (3) year average, and further align us with our unit holders.

Each year we will evaluate NGL’s unit performance for the current and two (2) prior years.  The performance will be total return to our unit holders - change in unit price plus distributions.  We will then rank NGL against the other companies in the Alerian Index on the same basis.  The ranking period will be for three (3) years beginning on July 1 and ending on June 30 three years later.  This period aligns us with the reporting of our fiscal year end numbers, which are released June 1 (60 days after the close of our fiscal year).  The vesting requirements of this plan follow those of the Company’s LTIP plan.  Accordingly, you must be employed on July 1 to receive the performance plan units.

The units you will receive under this plan are based on a multiple of that year’s Restricted (time-based) LTIP units you have.  Based on NGL’s rank against the other companies in the Alerian Index, for the three year period, the multiplier will be calculated as follows:

•	If NGL ranks less than the 50th percentile, the multiplier is 0
•	Between the 50th and 75th percentile the multiplier ranges from 50% to 100%
•	Between the 75th and 90th percentile the multiplier ranges from 100% to 200%
•	Above the 90th percentile – 200%

The look back period for calculating NGL’s ranking in the Alerian will be:

•	2015 – 3 years	July 1, 2012 to June 30, 2015
•	2016 – 3 years	July 1, 2013 to June 30, 2016
•	2017 – 3 years	July 1, 2014 to June 30, 2017
•	2018 and beyond	Rolling 3 years

For example:

If you have 5,000 Restricted (time-based) units that vest on July 1, then if on June 30 of that same year we are at the 92nd percentile of the Alerian companies, for the three (3) year period, you would receive an additional 10,000 units  (5,000 X 200% = 10,000).  These are in addition to the 5,000 Restricted (time-based) units.  For that year, you would receive a total of 15,000 units.